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                                                                   EXHIBIT 10.2



                  EMPLOYMENT AGREEMENT BETWEEN LEAF FINANCIAL
                CORPORATION (FORMERLY KNOWN AS F.L. PARTNERSHIP
                       MANAGEMENT, INC.) AND CRIT DEMENT




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                              EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement") is made as of the _ day of November, 2001 by and between F. L. PARTNERSHIP MANAGEMENT, INC., a Delaware corporation (the "Company") and CRIT DEMENT (the "Executive").

    WHEREAS, Company is in the business of syndicating partnerships engaged in equipment leasing and serving as the general partner and manager of those partnerships ("Company Business"); and

    WHEREAS, Company desires to have the benefit of Executive's knowledge and experience in the affairs of Company, and

    WHEREAS, Executive desires to be employed by Company upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual promises set forth herein, the adequacy of which is hereby acknowledged, the Company and Executive agree as follows:

    1. EMPLOYMENT.

      The Company hereby employs Executive as Chairman of the Board and Chief Executive Officer (the "Office") and Executive hereby accepts such employment, positions and responsibilities, and agrees to serve the Company in such capacities upon the terms and conditions set forth herein.

    2. SERVICES.

      In carrying out his duties Executive shall report to and accept direction from the Board of Directors.

      Executive shall serve the Company diligently, competently, and to the best of his abilities during the period of employment. Executive shall devote substantially all of his time and attention to the business of the Company and its affiliates, and shall not undertake any other duties which conflict with these responsibilities. Executive acknowledges that Company's current location is at 1845 Walnut Street, Philadelphia, PA.

      Executive shall render such services as may reasonably be required of him to accomplish the business purposes of the Company, which shall include specific responsibility for planning for and day to day oversight of the Company Business, and such duties as the Company's Board of Directors may assign to him from time to time and which are appropriate to the Office.


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    3. TERM.

      The term of employment of Executive under this Agreement shall commence on the date hereof and, unless sooner terminated pursuant to Paragraph 6, shall continue in full force and effect for a period of three (3) years thereafter. Such three (3) year period is hereafter referred to as the "Contract Period." Such Contract Period shall be extended for additional one-year terms unless either Executive or Company shall have given written notice to the contrary at least two months before each termination date.

    4. COMPENSATION.

      (a) BASE SALARY. The Executive's compensation during the Contract Period shall be determined by the Board, subject to the next sentence and Paragraph 4(b). During the Contract Period, the Executive shall receive an annual base salary ("Annual Base Salary") of not less than his annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) as in effect immediately before the Contract Date. The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Contract Period, the Annual Base Salary may be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

      (b) INCENTIVE COMPENSATION. During the Contract Period, the Executive shall participate in such short-term incentive compensation plans and long-term incentive compensation plans as shall be decided upon in the discretion of the Board (the "incentive Compensation").

    5. BENEFITS.

      During the period of employment, Executive shall be entitled to receive the following additional benefits:

      (a) PARTICIPATION IN BENEFIT PLANS. During the Contract Period and, to the extent specifically provided for herein, thereafter: (A) the Executive shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of the Company to the same extent as they are generally available to other senior officers, directors or executives of the Company, and (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of the Company.


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      (b) FRINGE BENEFITS. Employee shall be entitled to receive: payment of country club dues; a car of a make and model typical for executives in Executive's position, cellular telephone, and payment of dues or membership expenses in professional organizations.

      (e) EXPENSES. Company shall reimburse Executive for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Executive shall present to Company, from time to time, an itemized account of such expenses in such form as may be required by the Company.

    6. TERMINATION.

      Anything herein contained to the contrary notwithstanding, Executive's employment hereunder shall terminate as a result of any of the following events:

      (a) Executive's death;

      (b) Termination by the Company, for Cause. "Cause" shall encompass the following: (i) Executive has committed any act of fraud; (ii) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company; (iii) Executive has been convicted of a felony; (iv) the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of the Company delivers to the Executive a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; (v) the breach by Executive of Paragraph 12(a) of this Agreement if such breach impacts the ability of Executive to fully perform his expected duties hereunder; or (vi) Executive has failed to follow reasonable written directions of the Board of Directors which are consistent with Executive's duties hereunder and not in violation of applicable law, provided Executive shall have ten business days after written notice to cure such failure. For purposes of (ii) hereinabove, (a) no act or failure on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company; and
(b) any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company;

      (c) Termination by the Company without Cause, upon forty-five (45) days prior written notice to Executive;

      (d) The Executive becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board


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of Directors determines, in good faith and in writing, that the Executive, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a "Disability"). A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

      (e) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies.

      (f) Termination by Executive for "Good Reason" upon thirty)(30) days' prior written notice to the Company. "Good Reason" shall mean: (i) the assignment to the Executive of any duties inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties, or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive; (ii) any failure by the Company to comply with any provision of Paragraph 2 of this Agreement, other than an isolated, insubstantial, and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive; (iii) any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement; (iv) the breach by the Company of Paragraph 12(b) of this Agreement if such breach leads to the termination of this Agreement or to the Company's failure to pay Executive the compensation and benefits to which he is entitled under this Agreement for a period in excess of forty-five (45) days; (v) any failure by the Company to comply with Paragraph 18(c) of this Agreement; or (vi) any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive; provided, however, that Termination by Executive for Good Reason shall be effective only if such failure has not been cured within thirty (30) days after notice of such failure has been given to the Company. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice. ("Notice of Termination for Good Reason") of the termination within two (2) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.;

      (g) Termination by Executive for any reason other than those set forth in paragraph 6(f) (other than by such Executive's death or disability) upon thirty (30) day's prior written notice to the Company.


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      (h) Termination at the end of the Contract Period by reason of non-
renewal. The giving as notice not to renew by the Company, as provided in Paragraph 3, shall constitute a termination without cause, provided, however, that the Company may elect to waive the covenant not to compete contained in Paragraph 10 hereof, in which case no compensation for any period after the Contract Period shall be required.

      (i) The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

    7. CONSIDERATION PAYABLE TO EXECUTIVE UPON TERMINATION OR IN THE EVENT OF DISABILITY.

      (a) Death. If the Executive's employment is terminated by reason of the Executive's death during the Contract Period, the Company shall pay to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within sixty (60) days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has been earned but not yet been paid; (2) an amount representing the Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the maximum amount of such Incentive Compensation that the Executive earned the prior fiscal year, and multiplying that amount by a fraction, the numerator of which is the number of days worked in the current fiscal year through the Date of Termination, and the denominator of which is the total number of work days in the relevant current fiscal year; and (3) any accrued but unpaid Incentive Compensation and vacation pay. Any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid will be paid in accordance with the terms and conditions under which such amounts were initially deferred. In the event of termination under this paragraph, all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and the rights of Executive in any stock option or incentive plans shall be governed solely by the terms of the applicable plan.

      (b) By the Company for Cause; By the Executive Other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Contract Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination to the extent earned but not yet paid. If the Executive voluntarily terminates employment during the Contract Period, other than for Good Reason, the Company shall pay the Executive the Annual Base Salary through the Date of Termination to the extent earned but not yet paid. The amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) will be paid under the terms and conditions under which such amounts were


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initially deferred. In the event of termination under this paragraph, all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and the rights of Executive in any stock option or incentive plans shall be governed solely by the terms of the applicable plan.

      (c) By the Company Other than for Cause or Death; by the Executive for Good Reason. If, during the Contract Period, the Company terminates the Executive's employment, other than for Cause or Death, or the Executive terminates employment for Good Reason, the Company shall pay to Executive, amounts equal to compensation and benefits set forth in Paragraphs 4 and 5 as if he had remained employed by the Company pursuant to this Agreement, through the end of the Contract Period or for a period of one (1) year, whichever is longer, all such sums to be payable at the time when the same would have become due and payable if Termination had not occurred; provided, that the Incentive Compensation portion shall be equal to the prorated Incentive Compensation paid to the Executive in the fiscal year ending prior to termination; provided, further, that Executive shall continue to receive for the period described above benefits described in Paragraph 5(a) and, to the extent any benefits described in Paragraph 5(a) cannot be provided pursuant to a plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and provided, finally, that during any period when the Executive is eligible to receive benefits of the type described in clause (B) of Paragraph 5(a) under another employer-provided plan, the benefits provided by the Company under this Paragraph 7(c) may be made secondary to those provided under such other plan. In addition to the foregoing, any restricted stock of Company, its parent company or affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's employment. The payments and benefits provided pursuant to this Paragraph 7(c) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor. If Executive is terminated by reason of Disability, Executive shall assign to Company any benefits received on account of Company provided disability insurance for the period on which his severance payment is based (i.e., through the end of the Contract Period of for a period of one (1) year, whichever is longer). Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 7(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for therein be reduced by any compensation of any retirement benefit heretofore or hereafter earned by Executive as the result of employment by any other person, firm or corporation.

    8. RIGHT TO PURCHASE SECURITIES OF COMPANY UPON TERMINATION.

      If this Agreement is terminated pursuant to Paragraphs 6(b) or 6(g) hereof during the original three-year Contract period, then the Company shall have the right, for a period of one hundred eighty (180) days after such


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termination, to purchase from Executive (or any entity controlled by him) any or all securities of the Company owned by Executive (or any entity controlled by him) at a price equal to the amount paid by Executive (or such entity) for such securities, such amount to be paid within thirty (30) days after such notice.

    9. CONFIDENTIAL INFORMATION.

      All confidential information or trade secrets which Executive may obtain during the period of employment relating to the business of the Company and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefits of the Company, and its affiliates. For purposes of this Agreement, "confidential information" shall include (i) the identity of the Company's advertisers, lessors and other vendors, and (ii) the Company's rates and billing practices. The provisions of this paragraph 9 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this paragraph 9.

    10. COVENANT NOT TO COMPETE.

      Executive shall not, daring the period of employment and for the greater of (i) twelve months, or (ii) a period equal to the balance of the Contract Period immediately following termination of employment, for whatever reason, for himself, or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly: (i) engage in either aspect of the Company Business; or (ii) solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates away from the Company or its affiliates. Provided, however, for purposes of this clause (i) of this paragraph, "to engage" shall include Executive's acting as an owner (of more than 5%), employee, shareholder, director or officer of an entity so engaged. In the event of Termination of Executive with Cause, the covenants and restrictions of this Paragraph 10 shall be of no force or effect unless, at the Company's election, the Company continues to pay amounts of Base Salary under Paragraph 4(a) and Benefits under paragraphs 5(a) and 5(b) in which case the covenant not to compete shall be in full force and effect for as long as such payment continues, or one year, whichever is shorter.

    11. REMEDIES IN CASE OF BREACH OF CERTAIN COVENANTS OR TERMINATION.

      The Company and Executive agree that the damages that may result to the Company from misappropriation of confidential information or competition as prohibited by paragraphs 9 and 10 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Executive of the provisions of such paragraphs, in addition to giving rise to monetary damages, will be enjoined.

    12. REPRESENTATIONS AND WARRANTIES.

      a. Executive represents and warrants to the Company that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or which interfere with the rights of the


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Company to engage in leasing transactions of any kind with any person or to manage the leasing business of any person. Executive agrees to indemnify and hold harmless the Company from any costs, fees, expenses, judgments or settlements arising from any person's claim or threatened claim that the Executive is not free to enter into this Agreement or perform the services required hereunder. Executive represents and agrees that he has no agreements or arrangements with the Company or any of its affiliates providing for the compensation of Executive in any respect other than as set forth in this Agreement.

      b. The Company represents and warrants to Executive that it has all requisite power and authority to execute, deliver, and perform this Agreement and all necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement by the Company. Company agrees to indemnify and hold harmless the Executive from any costs, fees, expenses, judgments or settlements arising from any person's claim or threatened claim that the Company is not free to enter into this Agreement.

    13. ATTORNEYS' FEES.

      The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (to the extent that the Executive is the prevailing party with respect to such contest) by the Company, the Executive, or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement. Executive shall be deemed to be the prevailing party in the ratio that a judgment awarded to him (excluding interest and delay damages) less any judgment awarded to Company, bears to the amount of damages sought by Executive (less interest or delay damages) (the "Ratio"). Accordingly, he shall be entitled to recover all legal fees and expenses reasonably incurred multiplied by the Ratio.

    14. SEVERABILITY.

      In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

    15. MODIFICATION OF AGREEMENT.

      This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications hereof shall be in writing and signed by the parties hereto.


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    16. WAIVER.

      The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

    17. GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

    18. ASSIGNMENT.

      a. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

      b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Company may assign this Agreement to any company engaged in equipment leasing or providing services to a company engaged in equipment leasing in which Resource America, Inc., the current ultimate parent of the Company, has an interest. Executive acknowledges and agrees that, if this Agreement is assigned pursuant to the previous sentence, he will also, if requested by any affiliate of Resource America, Inc. engaged in equipment leasing or providing services to a company engaged in equipment leasing, perform the reasonable duties of a non-employee Chairman of the Board of any such affiliate.

      c. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

    19. NOTICES.

      Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below:


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               IF TO COMPANY:

               F.L. Partnership Management, Inc.
               1845 Walnut Street - 10th Floor
               Philadelphia, PA 19103

               WITH A COPY TO:

               Ledgewood Law Firm, P.C.
               1521 Locust Street
               Philadelphia, PA 19202
               ATTN: Richard J. Abt, Esquire

               IF TO EXECUTIVE:

               Crit DeMent
               Old Lambourne Rd
               West Chester PA 19382

    IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first written above.

         F.L. PARTNERSHIP MANAGEMENT, INC.

         By: Graphic Omitted
         ______________________________________________________________________

         EXECUTIVE

         /s/ CRIT DEMENT
         ______________________________________________________________________

         Crit DeMent